                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party Other Than the Registrant [ ]

Check the appropriate box:
[   ] Preliminary Proxy Statement          [ ] Confidential, For Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))

[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Under Rule 14a-12

                              RADVIEW SOFTWARE LTD.
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check The Appropriate Box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

                                 [RADVIEW LOGO]

                             RADVIEW SOFTWARE LTD.

                          7 NEW ENGLAND EXECUTIVE PARK
                        BURLINGTON, MASSACHUSETTS 01803

Dear Shareholder:

    You are cordially invited to attend the Extraordinary General Meeting of Shareholders of RadView Software Ltd. (the "Company") to be held at 10:00 a.m. on Wednesday, November 15, 2000 at the offices of RadView Software, Inc., 7 New England Executive Park, Burlington, Massachusetts, 01803.

    At the Extraordinary General Meeting, you will be asked, pursuant to Chapter 1 of Part 6 of the Israeli Companies Law, 1999, to confirm Robert Steinkrauss and Christopher M. Stone as external directors of the Company under the Israeli Companies Law. In connection with the Company's initial public offering, the Board of Directors by unanimous vote, appointed Messrs. Robert Steinkrauss and Christopher M. Stone to serve as directors. Under the Israeli Companies Law, the shareholders are required to confirm the appointment of Messrs. Steinkrauss and Stone to serve as external directors.

    The Board of Directors recommends the approval of this proposal.

    Further details of this matter to be considered at the Extraordinary General Meeting are contained in the attached Proxy Statement. We urge you to consider them carefully. Copies of the resolution to be adopted at the Extraordinary General Meeting will be available at the offices of the Company to any shareholder entitled to vote at the meeting for review during regular business hours (to contact the Company please call 1-781-238-1111).

    We hope that you will be able to attend the Extraordinary General Meeting. Whether or not you plan to attend the Extraordinary General Meeting, it is important that your shares are represented. Therefore, please complete, date, sign and return the enclosed proxy card in the enclosed envelope, which requires no postage. This will ensure your proper representation at the Extraordinary General Meeting. If you attend the Extraordinary General Meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

                                          Sincerely,

                                          ILAN KINREICH
                                          CHIEF EXECUTIVE OFFICER, PRESIDENT
                                          AND DIRECTOR

Burlington, Massachusetts
October 13, 2000

                            YOUR VOTE IS IMPORTANT.
                       PLEASE RETURN YOUR PROXY PROMPTLY.

                             RADVIEW SOFTWARE LTD.
                          7 NEW ENGLAND EXECUTIVE PARK
                        BURLINGTON, MASSACHUSETTS 01803
                                 (781) 238-1111

                            ------------------------

            NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
                          TO BE HELD NOVEMBER 15, 2000

                             ---------------------

    NOTICE IS HEREBY GIVEN that an Extraordinary General Meeting of Shareholders of RadView Software Ltd., will be held on Wednesday, November 15, 2000 at
10:00 a.m. at the offices of RadView Software, Inc., 7 New England Executive Park, Burlington, Massachusetts, 01803, to consider and act upon the following matter:

    Pursuant to Chapter 1 of Part 6 of the Israeli Companies Law, 1999, to confirm Robert Steinkrauss and Christopher M. Stone, as external directors of the Company under the Israeli Companies Law.

    The Board of Directors has fixed the close of business on October 6, 2000 as the record date for the determination of Shareholders entitled to notice of and to vote at the Extraordinary General Meeting and at any adjournment or adjournments thereof.

    IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE EXTRAORDINARY GENERAL MEETING, PLEASE COMPLETE YOUR PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE. IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOUR PROXY WILL NOT BE USED.

                                          By Order of the Board of Directors

                                          EDWARD DURKIN
                                          SECRETARY

Burlington, Massachusetts
October 13, 2000

                             RADVIEW SOFTWARE LTD.
                          7 NEW ENGLAND EXECUTIVE PARK
                        BURLINGTON, MASSACHUSETTS 01803
                                 (781) 238-1111

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

                              GENERAL INFORMATION

    The enclosed Proxy is solicited by the Board of Directors of RadView Software Ltd., (the "Company"), for use at the Extraordinary General Meeting of Shareholders to be held on Wednesday, November 15, 2000 at 10:00 a.m. at the offices of RadView Software, Inc., 7 New England Executive Park, Burlington, Massachusetts, and at any adjournment or adjournments thereof (the "Extraordinary General Meeting").

    Where the Shareholder specifies a choice on the enclosed Proxy as to how his or her shares are to be voted on a particular matter, the shares will be voted accordingly. If no choice is specified, the shares will be voted FOR the confirmation of Robert Steinkrauss and Christopher M. Stone as external directors of the Company.

    Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivery to the Company of a written notice of revocation or a duly executed Proxy bearing a later date. Any Shareholder who has executed a Proxy but is present at the Extraordinary General Meeting, and who wishes to vote in person, may do so by revoking his or her Proxy. Shares represented by valid Proxies received in time for use at the Extraordinary General Meeting and not revoked at or prior to the Extraordinary General Meeting, will be voted at the Extraordinary General Meeting.

                      VOTING SECURITIES AND VOTES REQUIRED

    The close of business on October 6, 2000 has been fixed as the record date for determining the Shareholders entitled to notice of and to vote at the Extraordinary General Meeting (the "Record Date"). On the Record Date, there were 16,366,572 shares of ordinary shares of the Company, NIS 0.01 par value per share, issued and outstanding and entitled to vote. Each ordinary share entitles the holder thereof to one vote with respect to all matters submitted to Shareholders at the Extraordinary General Meeting.

    The presence, in person or by proxy, of any two or more shareholders holding at least thirty-three and one-third percent (33 1/3%) of the Company's ordinary shares entitled to vote at the Extraordinary General Meeting is necessary to constitute a quorum at the Extraordinary General Meeting. Pursuant to the Articles of Association (the "Articles"), a vacancy in the board may be filled by a vote of a majority of directors then in office. In connection with the Company's initial public offering, the Board of Directors by unanimous vote, appointed Messrs. Robert Steinkrauss and Christopher M. Stone to serve as directors to fill vacancies on the Board of Directors created by the resignations of Messrs. Zohar Zisapel, Thomas Bennett and Jack Elaad. Under the Israeli Companies Law, the affirmative vote of a majority of the voting rights attached to the ordinary shares represented at the Extraordinary General Meeting, in person or proxy, is required to confirm Robert Steinkrauss and Christopher M. Stone as external directors. Such majority must either include at least one third of the shares of noncontrolling shareholders voted on the matter, or the total shares of noncontrolling shareholders voted against the election may not represent more than one percent of the voting rights of the Company. Abstentions, votes withheld and broker non-votes will not be treated as votes cast for this purpose and will not affect the outcome of the election. A "broker non-vote" occurs when a registered broker holding a customer's shares in the name of the broker has not received voting instructions on a matter from the customer and is barred by applicable rules from exercising discretionary authority to vote on the matter and so indicates on the proxy.

    Members of the Board of Directors of the Company and officers of the Company, as a group, own or may be deemed to control approximately 41.2% of the outstanding ordinary shares. As there is no cumulative voting provided for in the Company's Articles of Association, the Board of Directors and officers are able to exert substantial influence over the election of the Board of Directors and the outcome of any issues that may be subject to a vote by the Company's Shareholders at the Extraordinary General Meeting. The Board of Directors and officers have indicated their intent to vote all of their ordinary shares owned or controlled by them in favor of the confirmation of Robert Steinkrauss and Christopher M. Stone as external directors of the Company.

    This Proxy Statement and the accompanying Proxy are first being mailed on or about October 13, 2000 to all Shareholders entitled to notice of and to vote at the Extraordinary General Meeting.

                                    PROPOSAL
                       CONFIRMATION OF EXTERNAL DIRECTORS

    The Articles of the Company provide that the number of directors shall be fixed by the Board of Directors. Pursuant to the Israeli Companies Law and the Articles of Association of the Company, the external directors serve a period of three years from the date of the meeting.

    A majority of the shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote is required to confirm Messrs. Robert Steinkrauss and Christopher M. Stone as external directors. Such majority must either include at least one third of the shares of noncontrolling shareholders voted on the matter, or the total shares of noncontrolling shareholders voted against the election may not represent more than one percent of the voting rights of the Company. Unless authority to vote for the confirmation of the External Director Nominees is withheld, the shares represented by all Proxies received by the Board of Directors will be voted for the External Director Nominees. In the event that either of the External Director Nominees shall become unable or unwilling to serve, the shares represented by Proxies will be voted for the election of such other person as the Board of Directors may recommend in his place. The Board has no reason to believe that either of the External Director Nominees will be unable or unwilling to serve.

    THE BOARD OF DIRECTORS RECOMMENDS THE CONFIRMATION OF EACH OF
MR. STEINKRAUSS AND MR. STONE AS AN EXTERNAL DIRECTOR, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A SHAREHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

    The following table contains certain information about the External Director Nominees and each other person whose term of office as a director will continue after the Extraordinary General Meeting:

NAME                                          AGE                       POSITION
----                                        --------   ------------------------------------------
Yehuda Zisapel............................     57      Chairman of the Board
Ilan Kinreich.............................     42      Chief Executive Officer, President and
                                                         Director
William J. Geary..........................     41      Director
Shai Beilis...............................     52      Director
Robert Steinkrauss........................     48      External Director Nominee
Christopher M. Stone......................     43      External Director Nominee

    YEHUDA ZISAPEL has served as our chairman since our inception. Mr. Zisapel is also a founder and a director of RAD Data Communications Ltd., a data communications company, and BYNET Data Communications Ltd., a distributor of data communications products, chairman of the board of directors of RIT Technologies, a technology company and is a director of several other companies in the RAD-BYNET group, including SILICOM Ltd. and RADCOM Ltd. Mr. Zisapel holds a B.Sc. and an M.Sc. degree in electrical engineering from the Technion, Israel Institute of Technology and a M.B.A. from Tel Aviv University.

    ILAN KINREICH has served as our Chief Executive Officer and President since inception of our operations in 1993. From August 1989 to February 1991, Mr. Kinreich was a co-founder and Vice President of Research and Development at Mercury Interactive, a software testing company. From May 1985 until joining Mercury Interactive, Mr. Kinreich held the position of Research and Development Manager at Daisy Systems. Prior to that, Mr. Kinreich was part of the integration team for the Lavi jet fighter. Prior to this, Mr. Kinreich served seven years in the Israel Defense Forces, holding the rank of Captain, where he led development and deployment of command and control systems. Mr. Kinreich holds a B.Sc. in Mathematics and Computer Science from Bar Ilan University.

    WILLIAM J. GEARY has served as a director since December 1999. Mr. Geary has been a General Partner of North Bridge Venture Partners III, L.P. since its inception in August 1998, a General Partner of North Bridge Venture Partners II, L.P. since its inception in September 1996, and a Principal of North Bridge Venture Partners, L.P. since its inception in March 1994. Mr. Geary has also been a General Partner of North Bridge Venture Partners IV, L.P. since its inception in September 1999. Mr. Geary serves as a director in eBenX, Inc., Tilion, Inc., and 2nd Century Communications, Inc. and several private technology companies. Mr. Geary holds a B.S. from Boston College, School of Management and is a Certified Public Accountant.

    SHAI BEILIS has served as a director since May 1998. Mr. Beilis has been the Chairman and Managing Partner of Formula Ventures Ltd. since December 1998. From January 1995 until joining Formula, Mr. Beilis served as the Chief Executive Officer of Argotec Ltd., a wholly-owned subsidiary of Formula Systems
(1985) Ltd. established in 1993 to capitalize on investment opportunities in the IT sector where he was responsible for initiating, overseeing and managing Argotec's investments. Before joining Formula Systems (1985) Ltd., Mr. Beilis served as Chief Executive Officer of Clal Computers and Technology Ltd. and was employed by Digital Equipment Corporation. Mr. Beilis serves as a director for Formula Systems (1985) Ltd., Crystal System Solutions Ltd., Applicom Software Industries Ltd. and several private companies. Mr. Beilis holds a B.S. degree in Mathematics and

Economics from the Hebrew University in Jerusalem and a M.S. in Computer Science from the Weizmann Institute of Science.

    ROBERT STEINKRAUSS has served as a director since the completion of our initial public offering in August 2000. From November 1999 to April 2000,
Mr. Steinkrauss served as Vice President and General Manager of the WAN Systems Group of Lucent Technologies Inc. Prior to that, Mr. Steinkrauss served as President of Xedia Corporation from February 1998 to November 1999. From February 1995 to February 1998, Mr. Steinkrauss served as Chairman, President and Chief Executive Officer of Raptor Systems Inc. which was sold to Axent Technologies Inc. in February 1998. Mr. Steinkrauss received a B.A. from Boston College, magna cum laude, and is a Certified Public Accountant.

    CHRISTOPHER M. STONE has served as a director since the completion of our initial public offering in August 2000. Mr. Stone is a founder and has served as President and Chief Executive Officer of Tilion, Inc. since its inception in January 2000. Tilion is an infrastructure service provider for in-the-net commerce analytics. From August 1997 to October 1999, Mr. Stone served as Executive Vice President of corporate strategy and development at Novell, Inc. From 1989 to 1992, Mr. Stone served as Chief Executive Officer of the Object Management Group Inc., a software development standardization group of which he was also a founder. Mr. Stone currently serves on the board of directors of Entrust Technologies, Inc. Mr. Stone holds a B.S. in Computer Science from University of New Hampshire and an Executive M.B.A. from University of Virginia's Darden School of Business.

MEETINGS OF THE BOARD OF DIRECTORS.

    During the year ended December 31, 1999, the Board met five times. No director attended fewer than 75% of the total number of meetings of the Board and of committees of the Board on which they served during the fiscal year ended December 31, 1999, except for Shai Beilis who attended two of the three meetings of the Compensation Committee that were held in the aforementioned fiscal year.

THE AUDIT COMMITTEE.

    Pursuant to the Companies Law, the board of directors of a public company must appoint an audit committee, as well as an internal auditor. The audit committee must be comprised of at least three directors, including all of the external directors. The audit committee may not include the chairman of the board, any director employed by the company or providing to the company services on a regular basis, or a controlling shareholder or their relative. The Companies Law also requires the board of directors of a public company to appoint an internal auditor recommended by the audit committee. The role of the internal auditor is to examine, among other things, whether the company's acts comply with the law and orderly business procedure. The internal auditor may be an employee of the company but may not be an affiliate or office holder, or a relative of any affiliate or office holder, and may not be a member of the company's independent accounting firm or its representative. Subsequent to confirmation of Robert Steinkrauss and Christopher M. Stone as external directors, we will constitute our audit committee so that it will comply with the Companies Law.

THE COMPENSATION COMMITTEE.

    The Compensation Committee currently consists of Messrs. Yehuda Zisapel, Kinreich, Geary and Beilis. The Compensation Committee administers our three option plans: the Key Employee Share Incentive Plan (1996), the Affiliate Employees Option Plan (1997) and the United States Share Incentive Plan (2000). The Compensation Committee administers these plans and is authorized to submit recommendations to our Board of Directors as to the issuance of options under the plans. Under the Companies Law, the authority to issue options rests exclusively with our Board of Directors. Subsequent to confirmation of Robert Steinkrauss and Christopher M. Stone as external Directors, we will constitute our Compensation Committee so that it will include one of the external Directors.

    The Company does not have a standing nominating committee or a committee performing similar functions.

DIRECTOR COMPENSATION.

    We reimburse our Directors for expenses incurred to attend meetings of our Board of Directors and any committees of the Board of Directors. Currently, our Directors who are not officers do not receive any other compensation. We also grant options to purchase ordinary shares to our directors.

           REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    This report is submitted by the Compensation Committee. The Compensation Committee consists of Messrs. Yehuda Zisapel, Kinreich, Geary and Beilis. Messrs. Zisapel, Beilis and Geary are non-employee Directors. Pursuant to authority delegated by the Board of Directors, the Compensation Committee is responsible for reviewing and administering the Company's stock option plans and reviewing and approving salaries and other incentive compensation of the Company's officers and employees, including the grant of stock options to officers and employees.

COMPENSATION PHILOSOPHY.

    The Company's executive compensation program is designed to attract, retain and reward executives in a competitive industry. To achieve this goal, the Compensation Committee applies the philosophy that compensation of executive officers should be linked to revenue growth, operating results and earnings per share performance.

    Under the supervision of the Compensation Committee, the Company has developed and implemented compensation policies. The Compensation Committee's executive compensation policies are designed to (i) enhance profitability of the Company and shareholder value, (ii) integrate compensation with the Company's annual and long-term performance goals, (iii) reward corporate performance, (iv) recognize individual initiative, achievement and hard work, and (v) assist the Company in attracting and retaining qualified executive officers. Currently, compensation under the executive compensation program is comprised of cash compensation in the form of annual base salary and bonus and long-term incentive compensation in the form of stock options.

BASE SALARY.

    In setting cash compensation for the Chief Executive Officer and President and reviewing and approving the cash compensation for all other officers, the compensation committee reviews salaries periodically. The Compensation Committee's policy is to fix base salaries at levels comparable to the amounts paid to senior executives with comparable qualifications, experience and responsibilities at other companies of similar size and engaged in a similar business to that of RadView Software. The base salaries do not take into account the Company's relative performance as compared to comparable companies.

    The salary compensation for the executive officers is based upon their qualifications, experience and responsibilities, as well as the attainment of planned objectives. The Chief Executive Officer and President makes recommendations to the Compensation Committee regarding the planned objectives and executive compensation levels. The overall plans and operating performance levels upon which management compensation is based are approved by the Compensation Committee on a periodic basis.

BONUS COMPENSATION.

    Our executive officers are eligible for quarterly cash bonuses, which are based primarily on corporate achievements and individual performance objectives that are established at the beginning and in the course of each year. After the completion of the quarter, the Compensation Committee reviews the attainment of corporate and individual objectives and awards bonuses based on the extent to which corporate objectives were met or exceeded and individual contributions to our overall performance.

STOCK OPTIONS.

    The Compensation Committee relies on incentive compensation in the form of stock options to retain and motivate executive officers and employees, which generally are provided through initial shares option grants at the date of hire and periodic additional grants. Incentive compensation in the form of stock options is designed to provide long-term incentives to executive officers and other employees, to encourage the executive officers and other employees to remain with the Company and to enable them to develop and maintain a stock ownership position in RadView Software's ordinary shares.

    Awards take into account each officer's scope of responsibility and specific assignments, strategic and operational goals applicable to the officer, anticipated performance and contributions of the officer and competitive market data for similar positions. Options are granted with an exercise price equal to the fair market value of our ordinary shares on the date of grant. The standard vesting schedule provides that a portion of the shares subject to each option vest and become exercisable annually and quarterly over three-to four-year periods.

    Option grants to employees are based on such factors as initiative, achievement and performance. In administering grants to executive officers, the Compensation Committee evaluates each officer's total equity compensation package. The Compensation Committee generally reviews the option holdings of each of the executive officers, including their vesting and exercise prices and the then current value of any unvested options. The Compensation Committee considers equity compensation to be an integral part of a competitive executive compensation package and an important mechanism to align the interests of management with those of the Company's shareholders.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION.

    The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") on our compensation programs. Section 162(m) of the Code limits a publicly held company's tax deduction for compensation paid to the chief executive officer and the other four most highly paid officers. Generally, amounts paid in excess of $1 million to a covered executive in any year cannot be deducted. Our policy is to qualify our executive officers' compensation for deductibility under applicable tax laws to the extent reasonable. The Committee will continue to assess the impact of
Section 162(m) of the Code on its compensation practices and determine what further action, if any, is appropriate.

              By the RadView Software Ltd. Compensation Committee
        Yehuda Zisapel, Ilan Kinreich, William J. Geary and Shai Beilis

                      COMPARATIVE SHARE PERFORMANCE GRAPH

    The following graph shows the cumulative Shareholder return of the Company's ordinary shares from August 10, 2000 (the first trading day for the ordinary shares) through September 29, 2000 as compared with that of the NASDAQ Composite Index and the NASDAQ Computer Index. The graph assumes the investment of $100 in the Company's ordinary shares and each of the comparison groups on August 10, 2000 and assumes the reinvestment of dividends. The Company has never declared a dividend on its ordinary shares. The ordinary share price performance depicted in the graph below is not necessarily indicative of future price performance.

                       [PERFORMANCE GRAPH PRESENTED HERE]

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

         RDVW   NASDAQ - COMPUTER  NASDAQ
9/29/00  73.61              94.61   97.68
9/22/00  94.44             100.19  101.16
9/15/00  88.89              100.9     102
9/8/00    87.5             105.61  105.81
8/31/00  97.92             112.72  111.87
8/24/00  85.42             108.78   107.8
8/17/00     75             104.81  104.81
8/10/00    100                100     100

RELATIVE DOLLAR VALUES

                                                      NASDAQ           NASDAQ-
DATE                                   RDVW       COMPOSITE INDEX   COMPUTER INDEX
----                                -----------   ---------------   --------------
8/10/00...........................    100.00          100.00            100.00
9/29/00...........................     73.61           97.68             94.61

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION.

    The following tables set forth certain information with respect to compensation paid or accrued for services rendered to the Company in all capacities for the fiscal year ended December 31, 1999 by its Chief Executive Officer and the two other most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 (the "Named Executive Officers"). No other executive officer of the Company earned greater than $100,000 in the fiscal year ended December 31, 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG TERM
                                                                                    COMPENSATION
                                                                                       AWARDS
                                                          ANNUAL COMPENSATION   --------------------
                                                          -------------------   NUMBER OF SECURITIES
NAME AND PRINCIPAL POSITION                                SALARY     BONUS      UNDERLYING OPTIONS
---------------------------                               --------   --------   --------------------
Ilan Kinreich ..........................................  $140,451   $45,000          147,510
Chief Executive Officer and President

Andrew Cabot ...........................................   107,810    20,000          107,810
Vice President, Marketing

Patricia Nagle(1) ......................................    92,307    38,098          184,390
Vice President, Sales

------------------------

(1) Ms. Nagle served as our Vice President, Sales Through February 2000.

OPTION GRANTS.

    The following table presents each grant of ordinary share options during the fiscal year ended December 31, 1999, to each of the Named Executive Officers. We have never granted shares appreciation rights.

    The potential realizable value is calculated based on the 62-month term of the option at the time of grant. Share price appreciation of 5.0% and 10.0% is assumed pursuant to the rules promulgated by the SEC and does not represent our estimate of future stock price performance. The potential realizable value at 5.0% and 10.0% appreciation are calculated by: multiplying the number of ordinary shares under the option by the initial public offering price of $10.00 per share; assuming that the aggregate shares value derived from that calculation compounds at the annual 5.0% or 10.0% rate shown in the table until the expiration of the options; and subtracting from that result the aggregate option exercise price.

    Percentages shown under "Percent of Total Options Granted to Employees in 1999" are based on an aggregate of 857,060 options granted to our employees under our Key Employee Share Incentive Plan (1996) during 1999. The exercise price of each option is equal to the fair market value of our ordinary shares on the date of grant as determined by our board of directors.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                    INDIVIDUAL GRANTS                    POTENTIAL REALIZABLE VALUE
                                    --------------------------------------------------     AT ASSUMED ANNUAL RATES
                                    NUMBER OF     PERCENT OF                                   OF STOCK PRICE
                                    SECURITIES   TOTAL OPTIONS   EXERCISE                       APPRECIATION
                                    UNDERLYING    GRANTED TO      PRICE                       FOR OPTION TERMS
                                     OPTIONS       EMPLOYEES       PER      EXPIRATION   ---------------------------
NAME                                 GRANTED        IN 1999       SHARE        DATE           5%            10%
----                                ----------   -------------   --------   ----------   ------------   ------------
Ilan Kinreich.....................   147,510         17.2%        $0.68      9/28/2004    $1,692,686     $2,059,387
Andrew Cabot......................   107,810         12.6%        $0.68      9/28/2004     1,237,126      1,505,135
Patricia Nagle....................   184,390         21.5%        $0.68     10/23/2004     2,115,887      2,574,269

OPTION VALUES AT DECEMBER 31, 1999.

    The following table presents the number and value of securities underlying unexercised options that are held by each of the Named Executive Officers as of December 31, 1999.

    Amounts shown under the column "Value of Unexercised in-the-Money Options at December 31, 1999" are based on the initial public offering price of $10.00, without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares underlying the option, less the exercise price payable for these shares.

                      AGGREGATED OPTION EXERCISES IN 1999
                       AND DECEMBER 31, 1999 OPTION VALUE

                                                                  NUMBER OF SECURITIES
                                                                 UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                       OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                       SHARES                       DECEMBER 31, 1999             DECEMBER 31, 1999
                                    ACQUIRED ON      VALUE     ---------------------------   ---------------------------
NAME                                EXERCISE (#)   REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                ------------   ---------   -----------   -------------   -----------   -------------
Ilan Kinreich.....................           --    $     --      427,978        110,632      $4,253,530     $1,031,090
Andrew Cabot......................           --          --       26,953         80,857      $  251,202     $  753,587
Patricia Nagle....................           --          --           --        184,390              --     $1,718,515

EMPLOYMENT AGREEMENTS.

    At the start of their employment, our employees in the United States generally sign offer letters specifying basic terms and conditions of employment as well as agreements that include confidentiality, non-compete provisions and assignment of intellectual property rights related to their employment. At the start of their employment, our employees in Israel generally sign written employment agreements that include confidentiality and non-compete provisions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.

    Messrs. Zisapel, Kinreich, Geary and Beilis constitute the Company's Compensation Committee. Messrs. Zisapel, Geary and Beilis are non-employee Directors. Mr. Kinreich is our chief executive officer. None of our executive officers serve as a member of the Board of Directors or Compensation Committee of any entity that has any executive officer serving as a member of our Board of Directors or Compensation Committee.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information known to us regarding the beneficial ownership of our ordinary shares as of September 30, 2000 by: each person known by us to beneficially own more than 5.0% of our ordinary shares, each named executive officer, each of our directors, and all of our directors and executive officers as a group.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, ordinary shares under options and warrants held by that person that are currently exercisable or exercisable within 60 days of September 30, 2000 are considered outstanding. These shares, however, are not considered outstanding when computing the percentage ownership of each other person. Except as indicated in the footnotes to this table and pursuant to state community property laws, each shareholder named in the table has sole voting and investment power for the shares shown as beneficially owned by them. Ownership percentages are based on 16,366,572 ordinary shares outstanding on September 30, 2000. Unless otherwise noted below, each shareholder's address is c/o RadView Software Ltd., 7 New England Executive Park, Burlington, Massachusetts 01803.

                                                                 TOTAL SHARES       PERCENTAGE OF
BENEFICIAL OWNER                                              BENEFICIALLY OWNED   ORDINARY SHARES
----------------                                              ------------------   ---------------
FIVE PERCENT STOCKHOLDERS
Computer Associates International, Inc.(1)..................       1,635,067             10.0%
Formula Ventures(2).........................................       2,604,823             15.9%
North Bridge Venture Partners, III, L.P.(3).................       1,666,666             10.2%
Sadot Research and Development Fund Ltd(4)..................       1,510,959              9.2%
Zohar Zisapel(5)............................................       2,079,522             12.7%

DIRECTORS AND EXECUTIVE OFFICERS
Yehuda Zisapel(6)...........................................       2,079,522             12.7%
Ilan Kinreich(7)............................................         546,771              3.3%
Andrew Cabot(8).............................................          80,718                *
Michal Blumenstyk(9)........................................          72,388                *
Ed Durkin...................................................              --               --
Meir Halberstam(10).........................................          41,563                *
Phil Hollows................................................              --               --
James Clemens...............................................              --               --
William Geary(3)............................................       1,666,666             10.2%
Shai Beilis(2)..............................................       2,604,823             15.9%
Robert Steinkrauss(11)......................................           1,667                *
Christopher M. Stone(12)....................................           1,667                *
All executive officers and directors as a group (12
  persons)..................................................       7,095,785             43.3%

------------------------

   * Represents beneficial ownership of less than one percent of our ordinary shares.

 (1) Computer Associates International, Inc. is a public company traded on The Nasdaq National Market. Based on its most recent Proxy Statement on
     Form 14A filed with the SEC on July 7, 1997, its directors are Russell M. Artzt, William F.P. deVogel, Irving Goldstein, Richard A. Grasso, Shirley Strum Kenny, Sanjay Kumar and Charles B. Wang. The address of Computer Associates International, Inc. is One Computer Associates Plaza, Islandia, NY 11749.

 (2) Represents 1,576,667 ordinary shares owned of record by Formula Ventures L.P; 443,561 ordinary shares owned of record by FV-PEH L.P.; 506,452 ordinary shares owned of record by Formula Ventures (Israel) L.P.; and 78,143 ordinary shares owned of record by Shem Basum Ltd. Shai Beilis, our director, is the managing director of Formula Ventures L.P., Formula Ventures Ltd. and the principal shareholder and a director of Shem
     Basum Ltd. Shai Beilis disclaims beneficial ownership of the shares held of record by Formula Ventures L.P.; FV-PEH L.P. and Formula Ventures (Israel) L.P. except to the extent of his pecuniary interest therein. Shai Beilis has sole voting and investment power and is the beneficial owner of the 78,143 ordinary shares owned of record by Shem Basum Ltd. Formula Ventures L.P., FV-PEH L.P. and Formula

     Ventures (Israel) L.P. are part of an affiliated group of investment entities managed by Formula Ventures Ltd. and Formula Ventures Partners (Cayman Islands) Ltd., a subsidiary thereof. Micha Gaiger, Yigal Erlich, Shai Beilis, Ariel Sela, Moshe Shachaf, Dan Goldstein, by virtue of their board position in Formula Venture Ltd., and Ben-Arie Reuven and Ari Sternberg, by virtue of their board position in Formula Venture Partners (Cayman Islands) Limited, each share voting and dispositive power with respect to the shares held by Formula Ventures L.P.; FV-PEH and Formula Ventures (Israel) L.P. Decisions with respect to voting and investment of the shares owned of record are made by majority vote and as managing director, Shai Beilis shares voting and investment power over the ordinary shares held by Formula Ventures L.P., FV-PEH L.P. and Formula Ventures (Israel) L.P. The address of Formula Ventures (Israel) L.P. is 11 Galgalei Haplada St., Herzliya, Israel 46733. The address of each of Formula Ventures L.P. and FV-PEH L.P. is c/o Michael Fiamenbaum 666 Fifth Avenue, New York, New York, USA. The address of Shem Basum Ltd. is 39 Shderot Hagalim, Herzliya, Israel, 46120.

 (3) Represents 1,666,666 ordinary shares owned of record by North Bridge Venture Partners III, L.P. The General Partner of North Bridge Venture Partners III, L.P. is North Bridge Venture Management III, L.P. Our director, Mr. William J. Geary, is a partner of North Bridge Venture Management III, L.P. Mr. Geary shares voting and investment power over these shares, however, he disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Edward T. Andersen, William J. Geary, Richard D'Amore and Jeffrey P. McCarthy, by virtue of their management position in North Bridge entities, each have voting and dispositive power with respect to the shares held by North Bridge Venture Partners III, L.P. The address of North Bridge Venture Partners III, L.P. is 950 Winter Street, Suite 4600, Waltham, MA 02451.

 (4) Represents 1,284,315 ordinary shares owned of record by Sadot Research and Development Fund Ltd. and 226,644 ordinary shares owned of record by Sadot Venture Capital Management (1992) Ltd. Sadot Research and Development
     Fund Ltd. is a publicly held Israeli company traded on the Tel Aviv Stock Exchange. Avraham Radgansky, Yossi Bert, Yakov Sadeh, Shammai Mittelman, Graham Jeffrey Wolfman, Jack Elaad, Yitzhak Koul and Itzhak Inbar are the directors of Sadot Research and Development Fund Ltd. and share voting and dispositive power with respect to the shares held by Sadot Research and Development Fund Ltd. Avraham Radginsky, Ben Zion Israel and Jack Elaad are the directors of Sadot Venture Capital Management (1992) Ltd. and share voting and dispositive power with respect to the shares held by Sadot Venture Capital Management (1992) Ltd. The address of Sadot Research and Development Fund Ltd. and Sadot Venture Capital Management (1992) Ltd.. is Levinstein Tower, Derech Petach Tivka, P.O. Box 36136, Tel Aviv, Israel, 61361.

 (5) Represents 693,252 ordinary shares owned of record by Zohar Zisapel; 693,135 ordinary shares owned of record by Michael and Klil Holdings
     (93) Ltd.; and 693,135 ordinary shares owned of record by Lomsha Ltd. Zohar Zisapel is a principal shareholder and a director of each of Michael and Klil Holdings (93) Ltd. and Lomsha Ltd. Zohar Zisapel's address is 8 Hanechoshet Street, Tel Aviv, Israel, 69710.

 (6) Yehuda Zisapel's address is 8 Hanechoshet Street, Tel Aviv, Israel, 69710.

 (7) Represents 403,005 ordinary shares owned of record and 143,766 options exercisable within 60 days of September 30, 2000.

 (8) Represents 80,718 options exercisable within 60 days of September 30, 2000.

 (9) Represents 72,388 options exercisable within 60 days of September 30, 2000.

 (10) Represents 41,563 options exercisable within 60 days of September 30,
      2000.

 (11) Represents 1,667 options exercisable within 60 days of September 30, 2000.

 (12) Represents 1,667 options exercisable within 60 days of September 30, 2000.

                 CERTAIN TRANSACTIONS WITH EXECUTIVE OFFICERS,
                    DIRECTORS AND FIVE PERCENT SHAREHOLDERS

    Since January 1999, there has not been any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeded or exceeds $60,000 and in which any director, executive officer, holder of more than 5.0% of our ordinary shares or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than the transactions described below.

TRANSACTIONS WITH RAD DATA COMMUNICATIONS LTD.

    On, January 1, 1993, we borrowed an amount in NIS equal to $1.2 million from Rad Data Communications Ltd. Messrs. Yehuda, our director and shareholder, and Zohar Zisapel, our shareholder, are principal shareholders of Rad Data Communications Ltd. This loan bears no interest and is linked to changes in the Israeli consumer price index that occurred since the date of its transfer to the Company. At the end of each year, we pay Rad Data Communications Ltd. 3.0% of any revenue above $1.5 million as repayment of this loan. In September, 2000, the entire outstanding balance of the loan was paid with proceeds from the initial public offering.

    In addition, we have contracted for legal, accounting, purchasing and administrative services, car maintenance and insurance from the Rad-Bynet group, which is controlled by Messrs. Yehuda Zisapel, our director and shareholder, and Zohar Zisapel, a shareholder. We are not obligated to contract for any of these services and we can terminate our contracts for any reason with a brief notice period. In the aggregate, we paid less than $60,000 per year for the last three years for these services and believe that the terms of our contracts were at least as favorable as we could have obtained from an unaffiliated third party.

DISTRIBUTION AGREEMENT

    In November 28, 1995, we signed a non-exclusive Distribution Agreement with one of our shareholders Platinum Technology Inc. (which has since been acquired by Computer Associates International, Inc. and is a wholly owned subsidiary thereof). Under the agreement, we received 30.0% royalties on all of our products sold by Computer Associates. In 1999, this agreement was assigned by Platinum Technology, Inc. to Computer Associates International, Inc. In 1999, Computer Associates paid us $26,000. We terminated this agreement and entered into a new agreement in December 1999. Under the new agreement, we will provide normal post sale help desk support for Computer Associates' current customers that use our WebLoad products. Computer Associates pays us a fixed fee of $40,000 per year for such support.

SECURED PROMISSORY NOTES

    In June 2000, we approved the acceptance of promissory notes as payment of the aggregate exercise price of stock options held by Ilan Kinreich, our director, President and Chief Executive Officer and three of our other office holders. Ilan Kinreich's note is limited to the amount of $150,000. The other notes are limited to the amount of $30,000 each. Amounts outstanding under such notes, if actually issued, shall bear 8% interest per annum. The entire unpaid principal balance and all accrued interest shall be due and payable in 2005. The notes shall be secured by the shares issued upon the exercise of the related options.

INSURANCE POLICY AND INDEMNIFICATION ARRANGEMENT

    In June 2000, we procured liability insurance insuring our directors and officers in connection with their service to us in an amount of $5,000,000. In July 2000, we undertook to indemnify, subject to the provisions of the Companies Law, our office holders for liability incurred in connection with certain claims specified in the arrangement, related to an action or inaction on the part of the office holder while serving in such capacity. The indemnity for any such claim will not exceed a specified maximum amount. In addition, this arrangement includes an exemption and release of our office holders from any liability related to any breach by an office holder of said officer's duty of care to us, to the maximum extent permitted by the Companies Law.

RECENT SALES OF UNREGISTERED SECURITIES

    All share and per share data in this section have been retroactively restated to reflect two stock splits that occurred since April 1997.

    In July 1999, we issued 1,595,400 ordinary shares at a purchase price per share equal to the par value of our ordinary shares to nine investors pursuant to the exercise of options granted to those investors in connection with their respective purchases during the months of May 1998 and August 1998 of our Series A Preferred Shares for an aggregate consideration of NIS 15,954 which is equivalent to approximately $3,871 at the exchange rate of the NIS against dollar as of July 1999.

    In July 1999, we issued 1,022,800 Series A Preferred Shares at a purchase price of $2.97 per share to 10 investors pursuant to the exercise of warrants granted to those investors in connection with their respective purchases during the months of May 1998 and August 1998 of our Series A Preferred Shares for an aggregate consideration of $3,039,250.

    Under an agreement dated December 1999, we issued 2,172,238 Series B-1 Preferred Shares and 732,527 Series B-2 Preferred Shares at a purchase price of $2.10 per share in a private placement to 15 investors for an aggregate gross consideration of $6,100,006.50.

    In June 2000, we issued 11,905 Series B-1 Preferred Shares at a per share price of $2.10 to each of Ilan Kinreich, our Chief Executive Officer, and one other individual.

    In June 2000, we issued 656,300 ordinary shares at a purchase price per share equal to the par value of our ordinary shares to Formula Ventures L.P., Formula Ventures (Israel) L.P., FV-PEH L.P. and Shem Basum Ltd., pursuant to the exercise of options held by these investors.

    In July 2000, we issued 391,100 ordinary shares at a purchase price per share equal to the par value of our ordinary shares to Ilan Kinreich pursuant to the exercise of options held by him.

    In July 2000, we issued 933,800 ordinary shares at a purchase price per share equal to the par value of our ordinary shares to Zohar Zisapel, Michael and Klil Holdings (93) Ltd., Lomsha Ltd., Yehuda Zisapel, Sadot Research and Development Fund Ltd. and Shrem Pudim Kelner and Co. Ltd. pursuant to the exercise of options held by them.

    In August 2000, we issued 454,600 ordinary shares at a purchase price per share equal to the par value of our ordinary shares to Computer Associates pursuant to the exercise of options held by it.

    Upon the closing of the initial public offering of our securities, 118,110 ordinary shares, 75,720 Series A Preferred shares and 32,814 Series B-1 Preferred Shares currently held by Sadot Research and Development Fund Ltd. were transferred by Sadot Research and Development Fund Ltd. to Sadot Venture Capital Management (1992) Ltd.

    Under our incorporation documents, our founding agreement and the dissolution of a certain trust arrangement, we have issued to each of Yehuda and Zohar Zisapel an aggregate of 880,000 ordinary shares. In April 1997, Zohar Zisapel transferred 293,300 ordinary shares to each of Lomsha Ltd. and Michael and Klil Holding (93) Ltd., companies in which Zohar Zisapel is a principal shareholder and a director. In addition, under an agreement dated
November 1995, we have issued 466,400 ordinary shares, respectively, to Platinum Technology, Inc.

    In connection with the private placements, we granted certain of our holders registration rights. These rights allow holders to require us to register their shares under the federal securities laws under certain circumstances.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    After the Company's initial public offering in August 2000, the Company's executive officers and directors became required under Section 16(a) of the Exchange Act to file reports of ownership of Company securities and changes in ownership with the Securities and Exchange Commission. Copies of those reports must also be furnished to the Company.

    Based solely on a review of the copies of reports furnished to us, we believe that since our initial public offering in August 2000, our executive officers and directors complied with all applicable Section 16(a) filing requirements.

                        INFORMATION CONCERNING AUDITORS

    Our financial statements at December 31, 1999 have been audited by Luboshitz Kasierer, a member firm of Arthur Andersen. The Board of Directors has appointed Luboshitz Kasierer to serve as the Company's independent auditors for the fiscal year ending December 31, 2000. Representatives of Luboshitz Kasierer are expected to be present at the Extraordinary General Meeting to respond to appropriate questions and will be given the opportunity to make a statement should they desire to do so.

                             SHAREHOLDER PROPOSALS

    In order to be considered for inclusion in the Company's proxy materials for the Annual Meeting of Shareholders to be held in 2001, Shareholder nominations of persons for election to the Board and proposals of business to be considered by the Shareholders must be received by the Company no later than March 31, 2001. Proposals should be sent to the attention of the Secretary at the Company's offices at 7 New England Executive Park, Burlington, Massachusetts, 01803.

                            EXPENSES OF SOLICITATION

    The cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by the Company. Proxies may be solicited by directors, officers or regular employees of the Company by mail, by telephone, in person or otherwise. No such person will receive additional compensation for such solicitation. In addition, the Company will request banks, brokers and other custodians, nominees and fiduciaries to forward proxy material to the beneficial owners of ordinary shares and to obtain voting instructions from such beneficial owners. The Company will reimburse such firms for their reasonable expenses in forwarding proxy materials and obtaining voting instructions.

                                 OTHER MATTERS

    The Extraordinary General Meeting is called for the purposes set forth in the notice. The Board of Directors does not know of any matter for action by the Shareholders at the Extraordinary General Meeting other than the matters described in the notice.

    Whether or not you intend to be present at the Extraordinary General Meeting, you are urged to fill out, sign, date and return the enclosed proxy at your earliest convenience.

                                   DETACH HERE


                              RADVIEW SOFTWARE LTD.
P                         7 NEW ENGLAND EXECUTIVE PARK
R                        BURLINGTON, MASSACHUSETTS 01803
O
X
Y                      SOLICITED BY THE BOARD OF DIRECTORS
                  FOR AN EXTRAORDINARY MEETING OF SHAREHOLDERS

         The Undersigned hereby appoints Ilan Kinreich and Edward Durkin, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all ordinary shares of Radview Software Ltd. (the "Company") held of record by the undersigned on October 6, 2000 at the Extraordinary General Meeting of the Shareholders to be held November 15, 2000 and any adjournments thereof.

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

         PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.

                                -----------
SEE REVERSE     CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
   SIDE                                                              SIDE

Dear Shareholder,

Please take note of the important information enclosed with this Proxy. There is an issue related to the operation of the Company that requires your immediate attention.

Whether or not you plan to attend the Extraordinary General Meeting, it is important that your shares are represented. Therefore, please mark the boxes to indicate how your shares will be voted. Please sign the card, detach it and return the enclosed proxy card in the enclosed envelope, which requires no postage.

Thank you in advance for your prompt consideration of this matter.

Sincerely,

Radview Software Ltd.

--------------------------------------------------------------------------------
                                   DETACH HERE


[X]     Please mark votes as in this example.


1. Election of Directors                2.  In their discretion, the proxies are
Nominees: (01) Christopher Stone and        authorized to vote upon any other
          (02) Robert Steinkrauss           business matter that may properly
                                            come before the meeting.
[__]__________________________________
For all nominees except as noted above

For ____ Withheld ____                      MARK HERE
                                            FOR ADDRESS   [___]
                                            CHANGE AND
                                            NOTE AT LEFT

                                        Please sign exactly as name appears
                                        hereon. Joint owners should each sign.
                                        Executors, administrators, trustees,
                                        guardians and other fiduciaries should
                                        give full title as such. If signing for
                                        a corporation, please sign in full
                                        corporate name by a duly authorized
                                        officer.

Signature:________________________ Date:_____________   Signature:________________________ Date:_____________